ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT ("Agreement") made as of January 13, 2012 ("Effective Date") by and between Global Chartist Fund, LLC, a Delaware limited liability company that is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as a non-diversified, closed-end management investment company (the "Fund"), and BNY Mellon Investment Servicing (US) Inc., a corporation organized under the laws of the State " of Massachusetts ("BNYM").

W I T N E S S E T H:

WHEREAS, the Fund desires to retain BNYM to provide the various services described herein and BNYM is willing to provide such services, all as more fully set forth below;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

"Authorized Person" shall mean each person, whether or not an officer or employee of the Fund, duly authorized by the Board to give Instructions on behalf of the Fund as set forth in Exhibit A hereto.  The persons set forth in Exhibit A may be changed by the Fund in a writing substantially in the fowl, of Exhibit A actually received and acknowledged by BNYM.

"BNYM Affiliate" shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

"Board" shall mean the Fund's board of managers.

"Confidential Information" shall have the meaning given in Section 5(o) of this Agreement.

"Documents" shall mean the documents described in Exhibit B hereto.

"Instructions" shall mean written communications actually received by BNYM by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNYM as available for use in connection with the services hereunder, whether from a Member or the Fund.

"Interests" shall mean the limited liability company interests in the Fund offered to Members.

"Investment Adviser" shall mean Advantage Advisers Multi-Manager, L.L.C., the Fund's investment adviser.

"Members" shall mean such persons who purchase Interests and are admitted as members of the Fund.

"Net Assets" shall mean total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expense, calculated in accordance with generally accepted accounting principles as more fully described in the Fund's Offering Materials.

"Offering Materials" shall mean the Fund's confidential offering memorandum, subscription documents or similar materials with respect to its offering of Interests.

"Organizational Documents" shall mean the Fund's Certificate of Trust, Certificate of Conversion to a Delaware Limited Liability Company, Certificate of Formation of a Delaware Limited Liability Company and its Limited Liability Company Agreement.

"Subscriber" shall mean a person or entity subscribing to purchase, or already owning Interests, including a Member making an additional purchase of Interests.

2. Appointment.

The Fund hereby appoints BNYM for the telin of this Agreement to perform the services described herein in accordance with the terms set forth in this Agreement.  BNYM hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3. Representations and Warranties.

The Fund hereby represents and warrants to BNYM, which representations and warranties shall be deemed to be continuing, that:

(a)           It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)           This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

(c)           It is conducting its business in compliance with all applicable laws and regulations, has made and will continue to make all necessary filings including tax filings, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement; and

(d)           Each person named on Exhibit A hereto is duly authorized by the Fund to be an Authorized Person hereunder.

4. Certain Duties of the Fund.

(a)           The Fund shall be solely responsible for accurately and timely supplying BNYM with complete financial and other information relating to the Fund in order for BNYM to provide the services set forth on Schedule I.

(b)           The Fund acknowledges that BNYM is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice and will not be making any tax filings or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.

(c)           The Fund, and not BNYM, shall pay all brokerage commissions, margins, option premiums, interest charges, floor commissions and fees, and other transaction costs and expenses charged and incurred by broker-dealers and/or futures commission merchants and its agents.

(d)           The Fund shall provide BNYM with certified copies of all Organizational Documents of the Fund and all filings relating to the organization of the Fund (excluding any state blue sky or securities law filings) required to be filed by the Fund with an official body or office.

(e)           The Fund shall deliver, or cause to be delivered from time to time, to BNYM the Fund's Documents and other materials used in the distribution of Interests and all amendments thereto, and of such resolutions, votes and other proceedings as may be necessary for BNYM to perform its duties hereunder.  BNYM shall not be deemed to have notice of any information (other than information supplied by BNYM) contained in such Documents or materials until they are actually received by BNYM.

(f)           The Fund shall use commercially reasonable efforts to cause its Authorized Persons, Investment Adviser, placement agent, legal counsel and independent accountant to cooperate with BNYM and to provide BNYM, upon request, with such information, documents and advice relating to the Fund as is within the possession or knowledge of such persons, in order to enable BNYM to perform its duties hereunder.  In connection with its duties hereunder, BNYM shall be entitled to rely, and shall be held harmless by the Fund when acting in reliance upon, such information, advice or documents provided to BNYM by any of the aforementioned persons.  BNYM shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNYM as provided herein.  All fees or costs charged by such persons shall be borne by the Fund.

The Fund shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel, (ii) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNYM, (iii) to any other person when required by a court order or legal process, or (iv) whenever advised by its counsel that it would be liable for a failure to make such disclosure.  The Fund shall inform its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of the Fund's obligations of confidentiality hereunder.

(h)           The Fund shall promptly notify BNYM in writing of any and all legal proceedings or securities investigations relating to the Fund that are filed or commenced against the Fund, the Investment Adviser or the Board.

5. Duties and Obligations of BNYM.

(a) Subject to the direction and control of the Fund and the terms and conditions of this Agreement, including Schedule I, BNYM shall provide to the Fund the services set forth in Schedule I.

(b) Except to the extent otherwise indicated on Schedule I, BNYM shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of Interests, or services normally performed by the Fund's counsel or independent auditors.

(c) Upon receipt of the Fund's prior written consent, which the Fund may, in its sole discretion determine to give, BNYM may delegate any of its duties and obligations hereunder to any delegee or agent on such terms and conditions as may be agreed to by the Fund and BNYM.  Notwithstanding the foregoing, the Fund's consent shall not be required for any such delegation to any BNYM Affiliate notwithstanding the domicile of such BNYM Affiliate, but BNYM shall consult with the Fund prior to any such delegation where BNYM deems such consultation appropriate.  BNYM shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any permitted delegee or agent; provided, that BNYM shall have selected such delegee or agent with reasonable care; provided, further, that BNYM shall be liable for the acts or omissions of any BNYM Affiliate to the same extent it would be liable under the terms hereof had it committed such act or omission and not delegated the same to such BNYM Affiliate.  For clarity, any and all services hereunder may be performed by BNY Mellon Investment Servicing (US) Inc., an indirect, wholly owned subsidiary of The Bank of New York Mellon.

(d) BNYM shall, as agent for the Fund, maintain and keep current the books, accounts and other documents, if any, listed in Schedule L in the manner and/or form as required by the 1940 Act (and the rules thereunder) and such other applicable Federal Securities Laws, rules and regulations.  Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the Fund and the staff of the Securities and Exchange Commission ("SEC") during BNYM's normal business hours.  To the extent permitted by and consistent with applicable requirements of any laws, rules and regulations applicable to the Fund, or BNYM, any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.  Except as otherwise authorized by the Fund or its agents, all such records (other than those which are not of a material nature) shall be preserved by BNYM for a period of at least six (6) years, unless delivered to a duly appointed successor or to the Fund.  In the event the Fund utilizes the BNYM Anti-Money Laundering services described herein, BNYM will maintain records relating to this service as follows: (i) the shorter of (a) at least five (5) years from the date the Member liquidates its investment in the Fund, or (b) such time as the Fund converts to a successor administrator with a corresponding transfer of such records by BNYM; or (ii) in the case of a liquidation of the Fund, the shorter of (a) for at least five (5) years from the date the Fund liquidates or (b) until such records are transferred by BNYM to the Fund's appointed liquidator or another designated Fund agent.

(e) All records maintained and preserved by BNYM in hard copy pursuant to this Agreement shall be and remain the property of the Fund and shall be surrendered to the Fund promptly upon request in the form in which such records have been maintained and preserved.  Upon reasonable request of the Fund and payment of a reasonable fee specified by BNYM, BNYM shall provide in hard copy or electronic format any records included in any such delivery which are maintained by BNYM in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and the Fund shall reimburse BNYM for its expenses incurred in providing such records.

(f) The Fund shall furnish BNYM with any and all Instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNYM in the performance of its duties hereunder, including the amounts or written formula for calculating the amounts and times of accrual of the Fund's liabilities and expenses.  BNYM shall not be required to include as the Fund's liabilities and expenses, nor as a reduction of Net Assets, any accrual for any income taxes unless the Fund shall have specified to BNYM the precise amount of the same to be included in liabilities and expenses or used to reduce Net Assets.  BNYM shall endeavor to determine the value of securities owned by the Fund in the manner described in the Offering Materials.  At any time and from time to time, the Fund may, if consistent with and to the extent permitted by the Offering Materials, furnish BNYM with bid, offer, or market values of securities and instruct BNYM to use such information in its calculations hereunder.  BNYM shall at no time be required or obligated to commence or maintain either any utilization of, or subscriptions to, any securities pricing or similar service or any arrangements with any brokers, dealers or market makers or specialists described in the Offering Materials.

(g) In the event BNYM's computations hereunder rely, in whole or in part, upon information, including (i) bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNYM which BNYM in its judgment deems reliable, or (ii) prices or values supplied by the Fund or by brokers, dealers, market makers, or specialists described in the Offering Materials, BNYM shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.  BNYM shall not be required to inquire into any valuation of securities or other assets by the Fund or any third party described above, even though BNYM in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.  BNYM, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

(h) The method of valuation of securities and the method of computing the Net Assets shall be as set forth in the then currently effective Offering Materials of the Fund.  To the extent the description of the valuation methodology of securities or computation of Net Assets as specified in the Fund's then currently effective Offering Materials is at any time inconsistent with any applicable laws or regulations, the Fund shall immediately so notify BNYM in writing and thereafter shall either furnish BNYM at all appropriate times with the values of such securities and Net Assets, or subject to the prior approval of BNYM, instruct BNYM in writing as to the appropriate valuation methodology to be employed by BNYM to compute Net Assets in a manner that the Fund then represents in writing to be consistent with all applicable laws and regulations.  The Fund may also from time to time, subject to the prior approval of BNYM, instruct BNYM in writing to compute the value of the securities or Net Assets in a manner other than as specified in this Agreement.  By giving such instruction, the Fund shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Offering Materials.

(i) BNYM, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, infounation, specifications and documentation furnished to it on behalf of the Fund and reasonably believed by BNYM to be genuine and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications or documentation, including the amounts or foirnula for calculating the amounts and times of accrual liabilities and expenses; and the amounts receivable and the amounts payable on the sale or purchase of securities.

(j) BNYM may apply to an Authorized Person of the Fund for Instructions with respect to any matter arising in connection with BNYM's performance hereunder, and BNYM shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such Instructions.  Such application for Instructions may, at the option of BNYM, set forth in writing any action proposed to be taken or omitted to be taken by BNYM with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken.  BNYM shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to such date for taking or omitting to take any such action, BNYM has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(k) BNYM may consult with counsel to the Fund (at the Fund's expense) or its own counsel (at the expense of BNYM) and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(l) BNYM shall provide the "BNYM Anti Money Laundering Services" described in Schedule I, subject to the terms and conditions of this Agreement and the following additional terms and conditions:

(i) BNYM does not warrant that (x) its performance of the BNYM Anti-Money Laundering Services will achieve any particular intended result, (y) that its performance will satisfy any legal obligations of the Fund, or (z) that it will detect all possible instances of money laundering or transactions involving money laundering or other unlawful activities.  BNYM MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT

NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(ii) The Fund or its placement agent shall provide each subscription agreement to BNYM a reasonable time before accepting any initial payment from a Subscriber, and shall not accept any such payment unless and until BNY shall have completed the BNYM Anti Money Laundering Services with respect to such Subscriber.  BNYM may assume the authenticity and accuracy of any document provided by a Subscriber without verification unless in the sole discretion of BNYM the same on its face appears not to be genuine.  In the event of delay or failure by the Subscriber to produce any information required by the subscription agreement or by BNYM in providing the BNYM Anti-Money Laundering Services, BNYM may refuse to accept the subscription and the subscription monies related thereto or may refuse to allow a redemption until proper information has been provided.  The Fund shall instruct BNYM not to accept any payment on behalf of the Fund from a Subscriber or pay on behalf of the Fund any redemption or repurchase proceeds to a Subscriber if the Fund determines that such acceptance or payment would violate any anti-money laundering laws applicable to the Fund.  In the event any initial payment from a Subscriber is sent to an account other than an account of the Fund maintained at a BNYM Affiliate, (A) the Fund shall promptly notify BNYM of the receipt of such payment, (B) the Fund shall not invest such payment until BNYM has completed the BNYM Anti-Money Laundering Services with respect to such Subscriber, and (C) the Fund shall indemnify and hold BNYM harmless in accordance with the terms of this Agreement with respect to any such payment that is invested prior to BNYM's completion of the BNYM Anti-Money Laundering Services and acceptance of the subscription therefor.

(iii) BNYM shall provide prompt notice to the Fund of any potential Subscriber with respect to whom BNYM has anti money laundering concerns based on the performance of the BNYM Anti Money Laundering Services.

(iv) BNYM is providing the BNYM Anti Money Laundering Services based on the representation and warranty of the Fund, which shall be deemed continued and repeated on each day on which BNYM provides such services, that the BNYM Anti Money Laundering Services together with the activities of the Fund in accordance with its internal policies, procedures and anti-money laundering controls shall together satisfy all the requirements of the laws with respect to money laundering applicable to BNYM and the Fund.

(v) Upon request, BNYM shall provide to the Board a written summary of BNYM's anti-money laundering compliance procedures applicable to its performance of the BNYM Anti Money Laundering Services.

(vi) In the event of any failure by BNYM to provide any of the BNYM Anti Money Laundering Services in accordance with its standard of care and not otherwise, BNY's liability shall be limited to the lesser of (x) the actual direct money damages suffered by the Fund as a direct result of such failure and (y) the amount paid by the Fund under this Agreement for the providing of such services during the twelve (12) months immediately preceding the month in which the event giving rise to such liability occurred.  Any action brought against BNYM for claims hereunder must be brought within one year following the date on which such claim accrues.

(m) BNYM shall have no duties or responsibilities whatsoever including any custodial duties, except such duties and responsibilities as are specifically set forth in this Agreement, including Schedule I, or as are otherwise required of BNYM by laws or regulations applicable to BNYM, and no covenant or obligation shall be implied against BNYM in connection with this Agreement.

(n) BNYM shall have no liability for the Fund or Member taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto ("Taxes") or for any withholding or reporting of Taxes.

(o) BNYM agrees to treat as confidential any infoiuiation relating to the Fund's business ("Confidential Information").  Confidential Information shall include: (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund and its affiliates; (ii) any scientific or technical infoiniation, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, known-how, and trade secrets, whether or not patentable or copyrightable; (iv) any information relating to the Fund's portfolio of investments or information regarding potential investments; and (v) anything designated as confidential.  BNYM shall not disclose the Confidential Information to any other person, except: (i) to its employees, BNYM Affiliates, permitted delegees, agents and other service providers to the Fund to the extent necessary for BNYM's provision of services hereunder, (ii) to its and the Fund's respective regulators, examiners, internal and external accountants, auditors, and counsel, or (iii) when requested or required to be disclosed by BNYM upon receipt of a court order or subpoena, or whenever advised by its counsel that it would be liable for contempt or suffer other censure or significant penalty for failure to make such disclosure, provided that BNYM shall promptly notify the Fund (to the extent such notice is permitted) of such requirement so that the Fund may seek an appropriate protective order.  BNYM shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, and instruct any BNYM Affiliate, permitted delegee or agent to instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, who may be afforded access to Confidential Information of such obligations of confidentiality, and shall not use the Confidential Information for any purpose other than the provision of services hereunder.  Confidential Information shall not include any information that (i) is or becomes public knowledge through no act or omission of the receiving person, (ii) is publicly disclosed by the Fund, or (iii) is otherwise obtained from third parties not known by BNYM to be bound by a duty of confidentiality.

(p) BNYM will take reasonable precautions to ensure the security of Member records and information, protect against any anticipated threats or hazards to the security or integrity of such records or information, and protect against unauthorized access to or use of such records or information that would result in substantial harm or inconvenience to any Member and will maintain reasonable procedures to detect and respond to any internal or external security breaches.  BNYM will monitor and review its procedures periodically and revise them, as necessary, to ensure they appropriately address any reasonably foreseeable risks.  BNYM shall provide a summary or report on such procedures as reasonably requested by the Fund's officers.

(q) BNYM may utilize systems and/or software designed, and databases provided, by certain third parties, and shall not be liable for any loss, damage or expense that occur as a result of the failure of any such systems, software, and/or databases not caused by BNYM's own bad faith, negligence or willful misconduct.  In providing the services hereunder and subject to the oversight of and initial approval by the Board, BNYM is authorized to utilize any vendor (including independent pricing agents to be utilized in valuing securities and other investments of the Fund) reasonably believed by BNYM to be reliable.  BNYM shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any vendor utilized by BNYM hereunder, provided, that such vendor was selected with reasonable care.  Unless otherwise directed or approved by the Fund, pricing and valuation agents utilized by BNYM shall be of the type commonly used in the investment company industry, such as Interactive Data Corporation and Merrill Lynch Pricing Service.  BNYM shall provide the Fund and/or its Board such information in BNYM's possession or control as reasonably requested regarding the independent pricing agents to enable the Board to periodically monitor the reasonableness of valuations provided by such agents, including information with respect to any problems or issues arising out of the use of any pricing agents and information regarding proposed new pricing agents.

(r) BNYM shall make reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available and, in the event of equipment failures, BNYM shall, at no additional expense to the Fund, take reasonable steps to minimize service interruption.  BNYM shall have no liability with respect to the loss of data or service caused by equipment failure, subject to the adherence by BNYM to its Standard of Care (as set forth in Section 7(a) herein).

6. Allocation of Expenses.

(a) Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Fund, including but not limited to, organizational costs and costs of maintaining the Fund's existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund's employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and servicing fees, charges of custodians, transfer and disbursing agents, expenses (including clerical expenses) incident to the issuance, cancellation, repurchase or redemption of Interests, fees and expenses incident to the registration or qualification of Interests under applicable securities laws, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material, if any, to the owners of Interests, all expenses incidental to holding annual or other meetings, if any, and extraordinary expenses as may arise, including litigation affecting the Fund and legal obligations relating thereto.

(b) BNYM shall be reimbursed for all reasonable out-of-pocket expenses (such as telephone, facsimile, photocopy, overnight courier and messenger charges, postage, etc.) incurred in connection with its performance of the services provided to the Fund pursuant to this Agreement.  BNYM shall supply supporting expense documentation to the Fund if so requested.

7. Standard of Care; Indemnification.

(a) BNYM shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement Except as otherwise provided herein, BNYM shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) resulting from, arising out of, or in connection with its performance hereunder, except those costs, expenses, damages, liabilities or claims arising out of BNYM's or any BNYM Affiliate's own bad faith, gross negligence, willful misconduct or reckless disregard of its duties and obligations under this Agreement (the "Standard of Care").  In no event shall BNYM be liable to the Fund or any third party for any special, indirect or consequential damages or lost profits or loss of business resulting from, arising out of, or in connection with its performance hereunder, even if previously informed of the possibility of such damages and regardless of the form of action.

(b) Without limiting the generality of the foregoing, BNYM shall not be responsible for any loss, damage or expense suffered by the Fund arising from any one or more of the following:

(i) Errors in records or Instructions, explanations, information, specifications or documentation of any kind, as the case may be, including any valuations or prices of securities or specification of Net Assets, supplied to BNYM by any third party described in Section 5 hereof or by, or on behalf of, the Fund;

(ii) Any failure by BNYM to receive any instruction (whether oral, written or by email, facsimile or other electronic transmission), record, explanation, infoiniation, specifications or documentation, including any failure to actually receive any application or other document from a Member or Subscriber, In this context, any application or other document shall not be deemed actually received by BNYM unless and until the Member or Subscriber has received from BNYM a confirmation of receipt in writing in the form currently in use by BNYM for those types of confirmations;

(iii) Any improper use by the Fund or its agents, distributors or the Investment Adviser of any valuations or computations supplied by BNYM in accordance with its Standard of Care; or

(iv) The method of valuation of the securities and the method of computing Net Assets, as set forth in the Offering Materials or as directed by the Fund.

(c)           Notwithstanding any other provision contained in this Agreement, BNYM shall have no duty or obligation with respect to, including any duty or obligation to determine, or advise or notify the Fund of (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Fund; (ii) the taxable nature or effect on the Fund or its

Members of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Fund to its Members; or (iv) the effect under any income tax laws of the Fund making or not making any distribution, dividend payment, or election with respect thereto.

(d)           Actions taken or omitted in reliance on Instructions (whether oral, written or by email, facsimile or other electronic transmission), or upon any information, order, indenture, power of attorney, assignment, affidavit or other instrument reasonably believed by BNYM to be genuine or reasonably believed by BNYM to be from an Authorized Person, or upon the opinion of legal counsel for the Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(e)           The Fund shall indemnify and hold harmless BNYM and any BNYM Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund), and reasonable attorneys' and accountants' fees relating thereto, which are sustained or incurred or which may be asserted against BNYM or any BNYM Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNYM or any BNYM Affiliate hereunder without bad faith, negligence, or willful misconduct, or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Offering Materials (excluding information provided by BNYM), (iii) any Instructions (whether oral, written or by email, facsimile or other electronic transmission) of a person reasonably believed to be an Authorized Person, or (iv) any opinion of legal counsel for the Fund or BNYM, or arising out of transactions or other activities of the Fund which occurred prior to the commencement of this Agreement; provided, that neither BNYM nor any BNYM Affiliate shall be entitled to indemnification hereunder for costs, expenses, damages, liabilities or claims arising out of its failure to adhere to the Standard of Care.  This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.

8. Compensation.

In consideration of the Services to be rendered to the Fund by BNYM under this Agreement, the Fund shall pay BNYM such compensation as is mutually agreed in writing in a fee letter that by its terms relates to this Agreement.

9. Term of Agreement.

(a)           This Agreement shall be for an initial term ending on the first anniversary of the Effective Date (the "Initial Term"),

(b)           Upon expiration of the Initial Term, this Agreement shall automatically renew for a successive one term of one year (the "Renewal Term"), unless the Fund or BNYM provides written notice to the other of its intent not to renew, such notice to be received not less than ninety (90) days pior to the expiration of the Initial Term, except that the temi of this Agreement in any case shall immediately terminate upon dissolution of the Fund.

(c)           Upon expiration of the Renewal Term, this Agreement shall continue until terminated by the Fund or by BNYM on sixty (60) days written notice to the other party, except that the term of this Agreement shall immediately tenninate upon dissolution of the Fund.

(d)           Upon termination of this Agreement prior to the expiration of the Initial Term or the Renewal Term, other than a teimination by the Fund pursuant to the succeeding Section 9(e) or non-renewal pursuant to Section 9(b), the Fund shall pay to BNYM all fees and other amounts ("Early Termination Fee") calculated as if BNYM were to provide all services hereunder until the expiration of, as appropriate, the Initial Term or the Renewal Term, and, in each case, the Fund shall reimburse BNYM for any disbursements and expenses made or incurred by BNYM and payable or reimbursable hereunder, including fees and compensation for work done or services provided by BNYM after the termination date.  The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNYM under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder).  The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but is reasonable compensation to BNYM for a termination of the Agreement before the expiration of, as appropriate, the Initial Term or the Renewal Term and prior to receipt by BNYM of the compensation upon which the fees and other terms of this Agreement were based.

(e)           This Agreement may be teiminated by the Fund at any time if BNYM (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 20 days of receipt of written notice served by the Fund specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it.  This Agreement may be terminated by BNYM at any time if any Fund (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 20 days of receipt of written notice served by BNYM specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it.

(f)           Upon termination and settlement of all amounts due under this Agreement, including unpaid compensation due pursuant to Section 8 and amounts due pursuant to Section 9(a), BNYM shall, at the expense of the Fund, return to the Fund any Confidential Information provided by the Fund to BNYM pursuant to this Agreement.

10. Force Majeure.

Subject to the Standard of Care and to Section 5(r) above (regarding the duty of BNYM to make reasonable provisions for emergency use of electronic data processing equipment), neither BNYM nor the Fund shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; acts of war or terrorism; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Fund or BNYM, as the case may be, shall use its best efforts to resume performance as soon as practicable under the circumstances.

11. Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNYM and the Fund.

12. Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund or BNYM without the written consent of the other, which consent shall not be unreasonably withheld, provided that notwithstanding the foregoing, BNYM may assign all or any portion of this Agreement to any BNYM-Affiliate.

13. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof, The Fund hereby consents to the jurisdiction of a court situated in the City and State of New York in connection with any dispute arising hereunder.  THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  TO THE EXTENT THAT IN ANY JURISDICTION THE PARTIES TO THIS AGREEMENT MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, THE PARTIES TO THIS AGREEMENT IRREVOCABLY AGREE NOT TO CLAIM, AND THEY HEREBY WAIVE, SUCH IMMUNITY.

14. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

15. No Waiver.

Each and every right granted to BNYM or the Fund hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of BNYM or the Fund to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNYM or the Fund of any right preclude any other or future exercise thereof or the exercise of any other right.

16. Non-Exclusiveness.

No provision of this Agreement shall prevent BNYM from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind.  Any and all operational procedures, techniques and devices developed by BNYM in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Fund, shall be and remain the property of BNYM, and BNYM shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

17. Administrative Staff.

The Fund hereby agrees to refrain and to request that its affiliated companies (including the Investment Adviser) refrain from knowingly hiring any employees of BNYM during the term of this Agreement and for a period of one (1) year after the termination date of this Agreement.  Should the Fund, or any of its affiliated companies (including the Investment Adviser), knowingly hire any such employee during the stated time period, the Fund, or any of its affiliated companies (including the Investment Adviser), hereby agrees to compensate BNYM in an amount equivalent to the hired employee's annual salary to cover the cost of recruiting, hiring, and training a replacement employee.

18. Notices, Electronic Communications.

(a) All notices required or permitted under this Agreement in writing shall be validly given or made in writing if (i) personally delivered, (ii) delivered and confirmed  by facsimile, (iii) delivered by reputable overnight courier delivery service or (iv) deposited in the mail, first class, postage prepaid, certified or registered, return receipt requested as follows:

if to the Fund, at:

125 Broad Street

New York, NY 10004

Attention:  Bryan McKigney

if to BNYM, at:

The Bank of New York Mellon 101 Barclay Street, 20W

New York, N.Y.  10286

Attention: Ian G. Shaw

Facsimile: (203) 601-4629

or at such other place as may from time to time be designated in writing.  Notices sent via mail shall be deemed given on the third business day following the day they are sent, notices sent via overnight carrier shall be deemed given on the business day following the day they are sent, notices delivered personally shall be deemed given on the day of confirmed receipt, and notices transmitted by facsimile transmission shall be deemed given on the date of transmission with confirmation of receipt.

The Fund authorizes BNYM to (i) accept consents, approvals, waivers, requests, Instructions and other communications BNYM receives from the Fund by email, facsimile or other electronic transmission as if those communications had been given personally in writing and signed by an Authorized Person; (ii) respond to consents, approvals, waivers, requests, Instructions and other communications BNYM receives from the Fund by means of email, facsimile or other electronic transmission; (iii) communicate with, and accept communications from, the Fund, its counsel, accountants, auditors, prime broker and other service providers, the Board and Members by means of email, facsimile or other electronic transmission; and (iv) transmit and receive Confidential Information (to the extent peiiiiitted by Section 5(o) above) in connection with its performance hereunder by means of email, facsimile or other electronic transmission.  If BNYM or the Fund elects to transmit Instructions through an on-line communication system offered by BNYM, its use thereof shall be subject to the Terms and Conditions attached hereto as Appendix I.  BNYM shall not be liable to the Fund or any other person for any loss or damage suffered as a result of the Fund's use of email, facsimile or other electronic transmission to communicate with BNYM, or the use of email, facsimile or other electronic transmission by BNYM to transmit Confidential Information (to the extent permitted by Section 5(o) above) or communicate with the Fund or any other person, including any loss or damage resulting from or arising out of loss of data or malfunction of equipment or communications services in connection with the transmission of such communications.  In the event any Instructions are given, whether upon application of BNYM or otherwise, by means of email, facsimile or other electronic transmission, BNYM is authorized to, but is not obligated to, seek clarification of such Instructions by telephone call-back to an Authorized Person, and BNYM may rely upon the clarification of anyone reasonably believed by BNYM to be an Authorized Person.  If BNYM considers that any email, facsimile or other electronic communication may conflict with any other Instructions from, or agreements with, the Fund, it may delay acting on such communication until clarification by telephone call-back to an Authorized Person.  Any Instructions received from a Member in the manner set forth in this paragraph shall not be deemed actually received by BNYM unless and until the Member has received from BNYM a confirmation of receipt in writing in the form currently in use by BNYM for those types of confirmations.

19. No Third Party Beneficiary.

The teams and provisions of this Agreement shall inure to the benefit of the parties and their respective successors and assigns, and is made solely and specifically for their benefit.  No other person, including but not limited to Members and Subscribers, shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

20. Rules of Construction.

All articles or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement.  Except as specifically provided otherwise, alphanumerical references to "Articles," "Sections," Exhibits" and "Schedules" are to the respective articles and sections of, and exhibits and schedules to, this Agreement.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement.  Any reference in this Agreement to schedules and exhibits shall be deemed to be a reference to such schedules and exhibits as amended and in effect from time to time.  Whenever the word "including" is used herein, it shall be construed to mean "including without limitation."

21. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

GLOBAL CHARTIST FUND, LLC

By:
Name
Title:

BNY MELLON INVESTMENT SERVICING (US) INC.

By:
Name:
Title:

APPENDIX I

ELECTRONIC SERVICES TERMS AND CONDITIONS

1.           License; Use.  (a) This Appendix I shall govern the Fund's use of electronic communications, information delivery, portfolio management and banking services, that The Bank of New York Mellon and its affiliates ("BNYM") may provide to the Fund, such as The Bank of New York Mellon Inform TM and The Bank of New York Mellon CA$H-Register Plus®, and any computer software, proprietary data and documentation provided by BNYM to Fund in connection therewith (collectively, the "Electronic Services").  In the event of any conflict between the terms of this Appendix I and the main body of this Agreement with respect to the Fund's use of the Electronic Services, the terms of this Appendix I shall control.

(b)           BNYM grants to the Fund a personal, nontransferable and nonexclusive license to use the Electronic Services to which the Fund subscribes solely for the purpose of transmitting instructions and information ("Instructions"), obtaining reports, analyses and statements and other information and data, making inquiries and otherwise communicating with BNYM in connection with the Fund's relationship with BNYM.  The Fund shall use the Electronic Services solely for its own internal and proper business purposes and not in the operation of a service bureau.  Except as set forth herein, no license or right of any kind is granted to the Fund with respect to the Electronic Services.  The Fund acknowledges that BNYM and its suppliers retain and have title and exclusive proprietary rights to the Electronic Services, including any trade secrets or other ideas, concepts, know-how, methodologies, and information incorporated therein and the exclusive rights to any copyrights, trade dress, look and feel, trademarks and patents (including registrations and applications for registration of either), and other legal protections available in respect thereof.  The Fund further acknowledges that all or a part of the Electronic Services may be copyrighted or trademarked (or a registration or claim made therefor) by BNYM or its suppliers.  The Fund shall not take any action with respect to the Electronic Services inconsistent with the foregoing acknowledgments, nor shall the Fund attempt to decompile, reverse engineer or modify the Electronic Services.  The Fund may not copy, distribute, sell, lease or provide, directly or indirectly, the Electronic Services or any portion thereof to any other person or entity without BNYM's prior written consent.  The Fund may not remove any statutory copyright notice or other notice included in the Electronic Services.  The Fund shall reproduce any such notice on any reproduction of any portion of the Electronic Services and shall add any statutory copyright notice or other notice upon BNYM's request.

(c)           Portions of the Electronic Services may contain, deliver or rely on data supplied by third parties ("Third Party Data"), such as pricing data and indicative data, and services supplied by third parties ("Third Party Services") such as analytic and accounting services, Third Party Data and Third Party Services supplied hereunder are obtained from sources that BNYM believes to be reliable but are provided without any independent investigation by BNYM.  BNYM and its suppliers do not represent or warrant that the Third Party Data or Third Party Services are correct, complete or current.  Third Party Data and Third Party Services are proprietary to their suppliers, are provided solely for the Fund's internal use, and may not be reused, disseminated or redistributed in any folui.  The Fund shall not use any Third Party Data in any manner that would act as a substitute for obtaining a license for the data directly from the supplier.  Third Party Data and Third Party Services should not be used in making any investment decision.  BNYM AND ITS SUPPLIERS ARE NOT RESPONSIBLE FOR ANY RESULTS OBTAINED FROM THE USE OF OR RELIANCE UPON THIRD PARTY DATA OR THIRD PARTY SERVICES.  BNYM's suppliers of Third Party Data and Services are intended third party beneficiaries of this Section 1(c) and Section 5 below.

(d) The Fund understands and agrees that any links in the Electronic Services to Internet sites may be to sites sponsored and maintained by third parties.  BNYM makes no guarantees, representations or warranties concerning the information contained in any third party site (including without limitation that such information is correct, current, complete or free of viruses or other contamination), or any products or services sold through third party sites.  All such links to third party Internet sites are provided solely as a convenience to the Fund and the Fund accesses and uses such sites at its own risk.  A link in the Electronic Services to a third party site does not constitute BNYM's endorsement, authorisation or sponsorship of such site or any products and services available from such site.

2.           Equipment.  The Fund shall obtain and maintain at its own cost and expense all equipment and services, including but not limited to communications services, necessary for them to utilize and obtain access to the Electronic Services, and BNYM shall not be responsible for the reliability or availability of any such equipment or services.

3.           Proprietary Information.  The Electronic Services, and any proprietary data (including Third Party Data), processes, software, information and documentation made available to the Fund (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the "Information"), are the exclusive and confidential property of BNYM or its suppliers.  However, for the avoidance of doubt, reports generated by the Fund containing information relating to its account(s) (except for Third Party Data contained therein) are not deemed to be within the meaning of the term "Information." The Fund shall keep the Information confidential by using the same care and discretion that the Fund use with respect to its own confidential property and trade secrets, but not less than reasonable care.  Upon termination of the Agreement or the licenses granted herein for any reason, the Fund shall return to BNYM any and all copies of the Information which are in its possession or under its control (except that the Fund may retain reports containing Third Party Data, provided that such Third Party Data remains subject to the provisions of this Appendix).  The provisions of this Section 3 shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all information whether or not copyrighted.

4.           Modifications.  BNYM reserves the right to modify the Electronic Services from time to time.  The Fund agrees not to modify or attempt to modify the Electronic Services without BNYM's prior written consent.  The Fund acknowledges that any modifications to the Electronic Services, whether by the Fund or BNYM and whether with or without BNYM's consent, shall become the property of BNYM.

5.           NO REPRESENTATIONS OR WARRANTIES; LIMITATION OF LIABILITY.  BNYM AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE ELECTRONIC SERVICES OR ANY THIRD PARTY DATA OR THIRD PARTY SERVICES, EXPRESS OR IMPLIED, IN FACT

OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.  THE FUND ACKNOWLEDGES THAT THE ELECTRONIC SERVICES, THIRD PARTY DATA AND THIRD PARTY SERVICES ARE PROVIDED "AS TS." TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT SPECIAL, OR CONSEQUENTIAL, WHICH THE FUND MAY INCUR IN CONNECTION WITH THE ELECTRONIC SERVICES, THIRD PARTY DATA OR THIRD PARTY SERVICES, EVEN IF BNYM OR SUCH SUPPLIER KNEW OF THE POSSIBILITY OF SUCH DAMAGES.  IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND ITS REASONABLE CONTROL.

6.           Security; Reliance; Unauthorized Use; Funds Transfers.  BNYM will establish security procedures to be followed in connection with the use of the Electronic Services, and the Fund agrees to comply with the security procedures.  The Fund understands and agrees that the security procedures are intended to determine whether instructions received by BNYM through the Electronic Services are authorized but are not (unless otherwise specified in writing) intended to detect any errors contained in such instructions.  The Fund will cause all persons utilizing the Electronic Services to treat any user and authorization codes, passwords, authentication keys and other security devices with the highest degree of care and confidentiality.  Upon termination of the Fund's use of the Electronic Services, the Fund shall return to BNYM any security devices (e.g., token cards) provided by BNYM.  BNYM is hereby irrevocably authorized to comply with and rely upon on Instructions and other communications, whether or not authorized, received by it through the Electronic Services.  The Fund acknowledges that it has sole responsibility for ensuring that only Authorized Persons use the Electronic Services and that to the fullest extent permitted by applicable law BNYM shall not be responsible nor liable for any unauthorized use thereof or for any losses sustained by the Fund arising from or in connection with the use of the Electronic Services or BNYM's reliance upon and compliance with Instructions and other communications received through the Electronic Services.  With respect to instructions for a transfer of funds issued through the Electronic Services, when instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), BNYM, its affiliates, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named.  Such reliance on a unique identifier shall apply to beneficiaries named in such instructions as well as any financial institution which is designated in such instructions to act as an intermediary in a funds transfer.  It is understood and agreed that unless otherwise specifically provided herein, and to the extent permitted by applicable law, the parties hereto shall be bound by the rules of any funds transfer system utilized to effect a funds transfer hereunder.

7.           Acknowledgments.  BNYM shall acknowledge through the Electronic Services its receipt of each Instruction communicated through the Electronic Services, and in the absence of such acknowledgment BNYM shall not be liable for any failure to act in accordance with such Instruction and the Fund may not claim that such Instruction was received by BNYM.  BNYM may in its discretion decline to act upon any instructions or communications that are insufficient or incomplete or are not received by BNYM in sufficient time for BNY1V1 to act upon, or in accordance with such instructions or communications.

8.           Viruses.  The Fund agrees to use reasonable efforts to prevent the transmission through the Electronic Services of any software or file which contains any viruses, worms, harmful component or corrupted data and agrees not to use any device, software, or routine to interfere or attempt to interfere with the proper working of the Electronic Services.

9.           Encryption.  The Fund acknowledges and agrees that encryption may not be available for every communication through the Electronic Services, or for all data.  The Fund agrees that BNYM may deactivate any encryption features at any time, without notice or liability to the Fund, for the purpose of maintaining, repairing or troubleshooting its systems.

10.           On-Line Inquiry and Modification of Records.  In connection with the Fund's use of the Electronic Services, BNYM may, at the Fund's request, permit the Fund to enter data directly into a BNYM database for the purpose of modifying certain information maintained by BNYM's systems, including, but not limited to, change of address information.  To the extent that the Fund is granted such access, the Fund agrees to indemnify and hold BNYM harmless from all loss, liability, cost, damage and expense (including attorney's fees and expenses) to which BNYM may be subjected or which may be incurred in connection with any claim which may arise out of or as a result of changes to BNYM database records initiated by the Fund.

11.           Agents.  The Fund may, on advance written notice to the BNYM, permit its agents and contractors ("Agents") to access and use the Electronic Services on the Fund's behalf, except that the BNYM reserves the right to prohibit the Fund's use of any particular Agent for any reason.  The Fund shall require its Agent(s) to agree in writing to be bound by the terms of the Agreement, and said Fund shall be liable and responsible for any act or omission of such Agent in the same manner, and to the same extent, as though such act or omission were that of the Fund.  Each submission of an Instruction or other communication by the Agent through the Electronic Services shall constitute a representation and warranty by the Fund that the Agent continues to be duly authorized by the Fund to so act on its behalf and BNYM may rely on the representations and warranties made herein in complying with such Instruction or communication.  Any Instruction or other communication through the Electronic Services by an Agent shall be deemed that of the Fund, and the Fund shall be bound thereby whether or not authorized.  The Fund may, subject to the terms of this Agreement and upon advance written notice to the Bank, provide a copy of the Electronic Service user manuals to its Agent if the Agent requires such copies to use the Electronic Services on the Fund's behalf.  Upon cessation of any such Agent's services, the Fund shall promptly terminate such Agent's access to the Electronic Services, retrieve from the Agent any copies of the manuals and destroy them, and retrieve from the Agent any token cards or other security devices provided by BNYM and return them to BNYM.

EXHIBIT A

The following persons, whether or not an officer or employee of the Fund, are hereby designated Authorized Persons under the Administrative Services Agreement dated as of January 13, 2012, between the Fund and The Bank of New York Mellon, through its Alternative Investment Services group ("BNYM").

Name	Company	Signature	Phone No

EXHIBIT B

Documents

I.           The Fund's Organizational Documents and all amendments thereto.

2           The Fund's Offering Materials,

3           Any investment advisory, custodian, prime brokerage or similar contract or agreement between the Fund and any other party, including any contract or agreement described in the Offering Materials.

SCHEDULE I

SERVICES

BNYM will provide the following services, as applicable, with respect to the Fund:

Accounting Services.

(i)	Journalize investment, capital and income and expense activities (i.e., record all transactions in the Fund's general ledger and prepare trial balance);

(ii)	Record investment buy/sell trade tickets when received from the Investment Adviser;

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Record and reconcile corporate action activity and all other capital changes and notify the Investment Adviser of any unusual reconciling items;

(vi)
Reconcile cash and investment balances with a Fund's custodian(s)/prime broker(s), and provide the Investment Adviser with the beginning cash balance available for investment purposes and determine and report cash availability to the Investment Adviser;

(vii)	Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund's Offering Materials or Organizational Documents;

(viii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

(ix)	Provide an audit package for independent auditors, including work papers and ledgers, to facilitate an efficient audit, as reasonably agreed to by the parties;

(x)	Provide a daily valuation, monthly, quarterly and annual reports, as agreed upon between the parties;

(xi)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(xii)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xiii)	Calculate capital gains and losses;

(xiv)	Determine net income;

(xv)	Determine applicable foreign exchange gains and losses on payables and receivables;

(xvi)
Obtain security market quotes and currency exchange rates from independent pricing sources approved by Board, if such quotes or rates are unavailable, then obtain the same from the Investment Adviser, or in the case of underlying investment funds, obtain such valuations from the underlying fund or the Investment Adviser, and in either case calculate the market value of the Fund's investments in accordance with the Fund's valuation policies or guidelines; provided, however, that BNYM shall not be under a duty to independently price or value the Fund's investments itself or to confirm or validate any information or valuation provided by the Board or any other pricing source, nor shall BNYM have any liability relating to inaccuracies or otherwise with respect to such information or valuations, subject to the adherence by BNYM to the Standard of Care;

(xvii)	Transmit or make available a copy of the portfolio valuation to the Investment Adviser, as agreed upon between the Fund and BNYM; and

(xviii)	Arrange for the computation of the net asset value in accordance with the provisions of the Fund's Offering Materials.

Administration Services.

(i)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(ii)
Act as a liaison and cooperate with the Fund's independent public accountants, providing account analyses, fiscal year summaries, and other audit-related information with respect to the Fund and otherwise taking all reasonable action in the performance of its duties under this Agreement consistent with the scope of such duties to assure that any requested or necessary information is made available to such accountants for the expression of their opinion as to the financial statements of the Fund or as may otherwise be required by the Federal Securities Laws or the Fund; coordinate annual audit with independent auditor and transmit electronically all tax information of Form K-1 preparation to authorized preparer;

(iii)
Prepare and maintain all customary financial and accounting books and records in the appropriate form and in sufficient detail to support an annual independent audit of the financial condition of the Fund, and perform all other accounting and clerical services necessary in connection with the administration of the Fund;

(iv)	Prepare and coordinate printing the Fund's annual reports;

(v)	Prepare and coordinate the SEC filing of the Fund's Annual and Semi Annual Reports on Form N-CSR with the Fund's financial printer;

(vi)
Prepare and coordinate the edgarization and SEC filing of the Fund's Foim N-Q, Form N-SAR and Form N-PX (provided that the Fund's voting records are to be delivered to BNYM in the format required by BNYM and BNYM is not responsible for maintaining the Fund's voting records);

(vii)	Subject to the parties' mutual agreement, calculate the Fund's daily asset coverage ratio and provide such calculation to the Investment Adviser for resolution;

(viii)	Copy the Investment Adviser on routine correspondence sent to Members;

(ix)	As reasonably requested by the Fund, provide such records and other documentation in BNYM's possession or control in response to any SEC audits and examinations of the Fund;

(x)
If the chief executive officer or chief financial officer of the Fund is required to provide a certification as part of the Fund's Form N-CSR or Form N-Q filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, BNYM will provide (to such person or entity as agreed between the Fund and BNYM) a sub-certification in support of certain matters set forth in the aforementioned certification, such sub-certification to be in such form and relating to such matters as agreed between the Fund and BNYM for time to time; provided, however, that the parties acknowledge that the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any regulatory requirement;

(xi)
Provide compliance policies and procedures related to certain services provided by BNYM and, if mutually agreed, certain BNYM Affiliates, summary procedures thereof and a periodic certification letter; and

(xii)	Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and BNYM.

All regulatory services are subject to the review and approval of Fund counsel.

Investor Services.

(i)
Act as registrar and transfer agent with respect to Interests, and in that capacity maintain appropriate Member registers and ledgers, and enter on such registers and ledgers all issues, transfers and repurchases of Interests;

(ii)
In coordination with the Fund's accounting agent, arrange for the calculation of the issue and repurchase prices of Interests in accordance with the Fund's Offering Materials or Organizational Documents, as applicable;

(iii)
Upon direction of the Fund, establish (or facilitate the establishment of) and maintain such bank, brokerage, escrow or other accounts in the name of the Fund or BNYM as may be required to accept subscription proceeds from actual or potential Subscribers and for payment of redemption or repurchase proceeds, or otherwise to facilitate the provision of investor services to the Fund under this Agreement, which accounts may be established with BNYM or its affiliates.  The Fund acknowledges and agrees that BNYM and such affiliated banks may receive interest, credits or investment income and other benefits from the transitional balances in such accounts and that BNYM shall act as a depositary only with respect to such accounts, and in its capacity as such, BNYM shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any asset deposited with it;

(iv)	Allocate income, expenses, gains and losses to individual Member accounts in accordance with the Fund's Offering Materials or Organizational Documents, as applicable;

(v)	Provide web-based reporting and client reporting as may be mutually agreed to by the Fund and BNYM when such reporting becomes available to BNYM clients;

(vi)	Provide quarterly client statements as agreed upon by the parties; and

(vii)
Calculate the incentive allocation, if applicable, in accordance with the Fund's Offering Materials or Organizational Documents, as applicable, and reallocate corresponding amounts from the applicable Member capital accounts to the general partner's capital account/special advisory capital account, if applicable.

Anti Money Laundering Services.  Provide the following anti-money laundering and OFAC services (the "BNYM Anti Money Laundering Services"):

(i)	Subscriber Identification and Verification:

The following information will be obtained with respect to each Subscriber:

(a)	Natural Persons

●	Full name (i.e., no initial for a first name);
●	Full residence address, including apartment number and standardized country code;
●	Nationality;
●	Occupation
●	Social security number (U.S. Persons) and a photocopy of the Subscriber's passport or driver's license bearing a photograph and signature to verify the Subscriber's identity and nationality;
●	Information regarding the legal capacity in which the Subscriber is acting (i.e., on his or her own behalf, or on behalf of another person or legal entity);
●	Information regarding the identity of any ultimate beneficial owners of Interests, if applicable; and

●
Identification of the source of the Subscriber's (or, if the Subscriber is acting on behalf of another person or legal entity, such third party's) funds, including (1) the name and address of the remitting financial institution, name and address of the Subscriber and the Subscriber's account number, and (2) a statement of what transaction or business generated the funds.

(b)	Legal Entities

●	Full legal name;

Type of entity;

●	Description of business;

●	Jurisdiction in which organized;

●	Registered address;

●	Business address;

●	Taxpayer Identification Number (U.S. entities) or equivalent;

●	Copy of Organizational Documents;

•	List/register of directors; and

•
Identification of the source of the Subscriber's (or, if the Subscriber is acting on behalf of another person or legal entity, such third party's) funds, including (1) the name and address of the remitting financial institution, name and address of the Subscriber and the Subscriber's account number, and (2) a statement of what transaction or business generated the funds.

In addition to, any of the Subscriber identification information set forth in (a) or (b) above, BNYM may obtain and rely upon a letter of reference from a local office of a bank or brokerage finn that is incorporated, or has its principal place of business located, in a Financial Action Task Force on Money Laundering (FATF) Country certifying that the prospective Subscriber maintains an account at such bank or brokerage firm and containing a statement affirming the prospective investor's identity (a sample Letter of Reference is attached hereto as Exhibit D).

BNYM's review of such information shall include: an examination of the subscription agreement and other identification documents provided by the Subscriber to determine if the same has been completed, but without verifying the same except as set forth above.  Any inability on the part of BNYM to obtain or verify the information as set forth above shall be reported to the Fund's Money Laundering Reporting Officer or equivalent (as identified by the Fund to BNYM from time to time) for further disposition.

(ii)           OFAC and Other Verifications

BNYM shall verify that each Subscriber is not (a) a designated national and blocked person as identified on the most recently updated U.S. Department of Treasury Office Foreign Assets Control (OFAC) List, or (b) a senior foreign political figure, its immediate family members and close associates, or any foreign shell bank; provided that with respect to (ii)(b) hereof, BNYM's verifications shall be based solely upon the representations (if any) made in the subscription agreement of the Fund.

(iii)           Monitoring and Reporting

The following will be monitored for significant changes or inconsistencies in the pattern of transactions by the Subscriber and a report of any such changes or inconsistencies shall be made promptly to the Fund's Money Laundering Reporting Officer or equivalent (as identified by the Fund to BNYM from time to time) for further disposition:

●	Subscription and redemption payments
●	Frequency
●	Amount
●	Geographic origin/destination
●	Account signatories

EXHIBIT D

LETTER OF REFERENCE

[Letterhead of Bank or Broker-Dealer]

To: The Bank of New York Mellon
101 Barclay Street, 20W
New York, New York 10286

The undersigned hereby certifies, which certifications shall be deemed to be continuing, that:

1.
[insert name of institution] (the "Institution") has established and maintains an anti-money laundering program and a customer identification program (together, the "Program"), which includes policies and procedures that require the Institution to obtain and verify information about the identity of its clients and which are reasonably designed to ensure that the Institution is not being used by any client as a conduit for money laundering or other illegal purposes;

2.	The Institution is in compliance with the Program and all anti-money laundering laws, regulations and rules in effect that are applicable to it;

3.
The Institution has verified the identity of [insert name of investor] and to the best of the Institution's knowledge, no transaction undertaken with respect to such investor's account(s) at the Institution is prohibited by applicable law, regulation or rule and no property held in any such accounts) is derived from any activity prohibited by applicable law, regulation or rule.

(Authorized Signature)

Name:
Title:
Date: